Exhibit 3.1.1

ROSS MILLER
Secretary of State
204 Carson Street, Ste. 1
Carson City, Nevada 89701-4299
(775)684-5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20070045843-93 Filing Date and Time 01/23/2007 11:28 AM Entity Number C23688-2000

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 • After Issuance of Stock)

1. Name of corporation:

XFONE, INC.

2. The articles have been amended as follows (provide article numbers, if available):

On December 28, 2006, the shareholders of the corporation approved an amendment to the corporation's Articles of Incorporation (the "Articles of Incorporation") whereby the Articles of Incorporation have been amended to provide for an authorized capital of 75,000,000 shares of Common Stock $0.001 par value. In addition, the amendment eliminated the 50,000,000 authorized shares of Preferred Stock.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 7,116,918 /11,253,817 (63.2%)

4. Effective date of filing (optional):
January 18,2007
(must not be latter than 90 days after the certificate is filed)

5. Officer Signature (Required)    /s/Alon Reisser, Secretary

*If any proposed amendment would alter or change any preference or any relative  or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required. of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitation, or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees

Nevada Secretary of State AM 78.365 Amend 2007
Revised on 01.01.07